Exhibit 4.6

CERTIFICATE OF DECREASE OF THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK OF FLEXSHOPPER, INC. DESIGNATED AS SERIES 1 PREFERRED STOCK

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

FlexShopper, Inc., a Delaware corporation (the “Corporation”) makes the following certification.

FIRST: The Corporation, pursuant to authority conferred on the Board of Directors of the Corporation by its Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, certifies that the Board of Directors of the Corporation, at a meeting thereof duly called and held on November 9, 2017, at which a quorum was present and acting throughout, duly adopted the following resolution:

“RESOLVED: That pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, the number of shares of the Preferred Stock of the Corporation designated as Series 1 Preferred Stock be and hereby is reduced from 2,000,000 shares to 250,000, with the result that the Corporation shall have authority to issue 6,935 shares of Series 1 Preferred Stock, $0.001 par value per share, which are set aside for designation from time to time by the Board of Directors of the Corporation in accordance with the provisions of the General Corporation Law of the State of Delaware that the President and Chief Financial Officer of the Corporation be and hereby are authorized and directed in the name and on behalf of the Corporation to execute and file a Certificate of Decrease with the Secretary of State of the State of Delaware and to take any and all other actions deemed necessary or appropriate to effectuate this resolution.”

SECOND: This Certificate of Decrease of the Number of Authorized Shares of Preferred Stock of FlexShopper, Inc. Designated as Series 1 Preferred Stock shall become effective upon filing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Decrease to be signed by its duly authorized officer this 9th day of November, 2017.

FLEXSHOPPER, INC.

By:	/s/ Russ Heiser
Name: Title:	Russ Heiser Chief Financial Officer